[CIGNA LOGO]
NEWS RELEASE
For Release:  Immediate


Contact: Edwin J. Detrick, Investor Relations - (215) 761-6130 Michael J. Monroe, Media Relations - (215) 761-6133


             CIGNA REPORTS FOURTH QUARTER AND FULL YEAR 1998 RESULTS


PHILADELPHIA, February 9, 1999 -- CIGNA Corporation (NYSE:CI) today reported fourth quarter 1998 operating income of $216 million, or $1.04 per share, compared with operating income of $179 million, or $0.81 per share for the fourth quarter of 1997. Excluding after-tax charges of $19 million in 1998 for restructuring activities and $81 million in 1997 primarily for Healthsource integration and health care cost reduction activities, operating income was $235 million, or $1.13 per share for 1998, compared with $260 million, or $1.18 per share for 1997.

Full year 1998 operating income was $988 million, or $4.63 per share, excluding an after-tax gain of $202 million from the first quarter sale of CIGNA's individual life insurance and annuity business. Including the gain on the sale, operating income was $1.2 billion, or $5.58 per share. For 1997, operating income was $971 million, or $4.36 per share.

"Operating results for our employee benefits businesses were strong in 1998. We also made several significant further steps in positioning the company to focus on our employee benefits strategy, including the successful integration of the Healthsource acquisition, the sale of our individual life and annuity business and the recent agreement to sell our property and casualty businesses," said Wilson H. Taylor, CIGNA's CEO.

--------------------------------
Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results. All earnings per share amounts are on a diluted basis.

CIGNA adopted a new accounting standard for segment reporting in the fourth quarter of 1998, which resulted in changes to CIGNA's operating segments. The following segment discussion reflects these changes. See attached exhibits 2 and 3 for analysis of the changes. In addition, the following discussion of segment operating results excludes the specific adjustments noted in the attached exhibit 1.

SEGMENT RESULTS:

Employee Health Care, Life and Disability Benefits
--------------------------------------------------
This segment includes CIGNA's HMO and indemnity operations. The segment had operating income of $184 million in the fourth quarter of 1998, compared with $139 million for the same period last year. Full year 1998 operating income was $617 million, compared with $511 million for 1997.

Revenues for the fourth quarter and full year of 1998 were $3.3 billion and $12.6 billion, respectively, compared with $3.0 billion and $10.6 billion for the same periods last year.

HMO medical  membership  was 6.5 million  members,  up 11 percent over  year-end
1997.

Employee Retirement Benefits and Investment Services
----------------------------------------------------
This segment, which operates in the defined contribution, defined benefit and corporate life insurance markets, had operating income of $64 million in the fourth quarter of 1998. This compares with operating income of $59 million for the same period last year. Full year 1998 operating income was $248 million, compared with $225 million for full year 1997.

Assets under management at December 31, 1998 were $52.9 billion, an increase of 10 percent from $48.2 billion as of December 31, 1997.

International Life, Health and Employee Benefits
------------------------------------------------
This segment, which includes CIGNA's individual life insurance and employee benefits businesses operating in international markets, had an operating loss of $12 million in the fourth quarter of 1998. This compares with operating income of $6 million for the same period last year. Full year 1998 operating income was $18 million, compared with $21 million in 1997.

Property and Casualty
---------------------
The property and casualty (P&C) segment includes the domestic and international P&C business (collectively known as "ongoing P&C operations") as well as the run-off operations. CIGNA has agreed to sell these businesses to ACE Limited for $3.45 billion (see release dated January 12, 1999 for details). Completion of the sale is subject to receipt of regulatory approvals and other conditions to closing.

Ongoing P&C operations had breakeven results for the fourth quarter of 1998. The quarter was impacted by after-tax catastrophe losses of $29 million. This compares with operating income of $49 million for the same period last year, which included $1 million of after-tax catastrophe losses. Full year 1998 P&C operating income was $88 million, compared with operating income of $209 million for 1997. The 1998 results include $92 million of after-tax catastrophe losses, primarily for Hurricanes Georges and Mitch, as compared to $12 million of after-tax catastrophe losses in 1997.

Other Operations
----------------
Other Operations includes gain recognition related to the sale of the individual life insurance and annuity business, the leveraged corporate life insurance operation, the life and health reinsurance business and certain new business initiatives, as well as the results of the settlement annuity business and investment and real estate subsidiaries. Other Operations had operating income of $21 million in the fourth quarter of 1998, compared with operating income of $42 million for the same period last year. For full year 1998, operating income was $111 million, compared with $173 million in 1997.

Corporate
---------
Corporate primarily includes unallocated investment income and parent company expenses, including debt service. Corporate had a loss of $22 million in the fourth quarter of 1998, compared with a loss of $35 million for the same period last year. For full year 1998, the loss was $75 million, compared with a loss of $87 million in 1997.

NET INCOME
----------
Consolidated net income for the fourth quarter and full year of 1998 was $238 million, or $1.14 per share, and $1.3 billion, or $6.05 per share, respectively. Consolidated net income for the same periods last year was $240 million, or $1.09 per share, and $1.1 billion, or $4.88 per share, respectively.

REVENUES
--------
Consolidated revenues for the fourth quarter and full year of 1998 were $5.5 billion and $21.4 billion, respectively, compared with $5.5 billion and $20.0 billion for the same periods last year.

ASSETS/SHAREHOLDERS' EQUITY
---------------------------
Assets at December 31, 1998 were $114.6 billion, compared with $108.2 billion at year-end 1997. Shareholders' equity was $8.3 billion ($40.25 per share) at December 31, 1998, compared with $7.9 billion ($36.55 per share) at December 31, 1997.

SHARE REPURCHASE
----------------
In the fourth quarter of 1998, CIGNA repurchased 1.0 million shares of its common stock for $65 million, bringing share repurchase activity for full year 1998 to 12.4 million shares at a cost of $822 million.

CIGNA's board of directors recently approved a $500 million increase in share repurchase authority, which brings the total current authority to approximately $800 million.

Quarterly   earnings  are  available  on  CIGNA's  home  page  on  the  Internet
(http://www.cigna.com).

CIGNA  CORPORATION
COMPARATIVE  SUMMARY  OF  FINANCIAL  RESULTS                                                                   [CIGNA LOGO]
(Dollars in millions, except per share amounts)
----------------------------------------------------------------------------------------------------------------------------
                                                                Three Months Ended                       Year Ended
                                                                   December 31,                         December 31,
                                                                1998           1997                 1998           1997
----------------------------------------------------------------------------------------------------------------------------
REVENUES
    Premiums and fees                                      $      4,304    $     4,140         $     16,413   $      14,935
    Net investment income                                           915          1,073                3,705           4,245
    Other revenues                                                  227            193                  847             691
    Gain on sale of business (1)                                      -              -                  316               -
    Realized investment gains                                        33             86                  156             167
----------------------------------------------------------------------------------------------------------------------------
         Total                                             $      5,479    $     5,492         $     21,437   $      20,038
-----------------------------------------------------------================================================================

OPERATING INCOME  (LOSS) BY SEGMENT  (1)(2)(3)
    Employee Health Care, Life and Disability Benefits:
        Indemnity operations                               $         95    $        94         $        314   $         297
        HMO operations                                               89            (41)                 303             128
                                                             -----------     ----------          -----------    ------------
          Total Employee Health Care, Life and
               Disability Benefits                                  184             53                  617             425
    Employee Retirement Benefits and Investment Services             64             64                  248             230
    International Life, Health and Employee Benefits                (13)             6                   17              21
    Property and Casualty:
       International                                                (29)            19                  (13)            106
       Domestic                                                      13             26                   85              98
                                                             -----------     ----------          -----------    ------------
          Ongoing operations                                        (16)            45                   72             204
       Run-off operations                                            (2)             0                   (2)              1
                                                             -----------     ----------          -----------    ------------
             Total Property and Casualty                            (18)            45                   70             205
     Other Operations                                                21             49                  313             180
     Corporate                                                      (22)           (38)                 (75)            (90)
----------------------------------------------------------------------------------------------------------------------------
        Total                                              $        216    $       179         $      1,190   $         971
-----------------------------------------------------------================================================================

NET INCOME (LOSS) BY SEGMENT (1)(3)
    Employee Health Care, Life and Disability Benefits:
        Indemnity operations                               $         94    $       109         $        368   $         314
        HMO operations                                               89            (41)                 303             128
                                                             -----------     ----------          -----------    ------------
          Total Employee Health Care, Life and
              Disability Benefits                                   183             68                  671             442
    Employee Retirement Benefits and Investment Services             70             71                  273             245
    International Life, Health and Employee Benefits                (11)             7                   17              23
    Property and Casualty:
       International                                                (21)            30                  (23)            141
       Domestic                                                      18             26                   94             112
                                                             -----------     ----------          -----------    ------------
          Ongoing operations                                         (3)            56                   71             253
       Run-off operations                                            (2)            (1)                  10              (1)
                                                             -----------     ----------          -----------    ------------
             Total Property and Casualty                             (5)            55                   81             252
     Other Operations                                                23             78                  322             215
     Corporate                                                      (22)           (39)                 (72)            (91)
----------------------------------------------------------------------------------------------------------------------------
        Total                                              $        238    $       240         $      1,292   $       1,086
-----------------------------------------------------------================================================================

DILUTED EARNINGS PER SHARE:
    Operating income                                       $       1.04    $      0.81         $       5.58   $        4.36
    After-tax realized investment gains                            0.10           0.28                 0.47            0.52
----------------------------------------------------------------------------------------------------------------------------

    Net income                                             $       1.14    $      1.09         $       6.05   $        4.88
-----------------------------------------------------------================================================================
    Weighted average shares (in thousands)                      208,072        220,863              213,447         222,513
-----------------------------------------------------------================================================================

SHAREHOLDERS' EQUITY at December 31:                                                           $      8,277   $       7,932
-----------------------------------------------------------------------------------------------============================

SHAREHOLDERS' EQUITY PER SHARE at December 31:                                                 $      40.25   $       36.55
-----------------------------------------------------------------------------------------------============================

(1) Reflects the pre-tax gain of $316 million ($202 million after-tax) recognized as of January 1, 1998 in connection with the sale of the individual life insurance and annuity business.

(2) Operating income (loss) is defined as net income (loss) excluding after-tax realized investment results.

(3) Segment results reflect the adoption of SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information". The key changes are that: 1) CIGNA's international life, health and employee benefits operations are reported as a separate segment and 2) most businesses previously reported in the Individual Financial Services segment have been reclassified to Other Operations as a result of the January 1998 sale of the individual life insurance and annuity business. In addition, unallocated corporate income and expenses (primarily interest), which were previously included in Other Operations, are now presented as Corporate.

CIGNA Corporation                                                     Exhibit 1
Supplemental Financial Information
Financial Data Excluding Specific Adjustments - Results of Operations
(Dollars in millions, except per share amounts)

                                                                                                       Employee
                                                                                                      Retirement      International
                                                          Employee Health Care, Life &                Benefits &      Life, Health
                                                               Disability Benefits                    Investment         & Emp.
                                                     Indemnity         HMOs           Total              Svcs.          Benefits
Three months ended December 31,                     1998   1997    1998    1997     1998    1997     1998     1997    1998    1997
                                                   --------------------------------------------------------------------------------
Operating income (loss) before adjustments (1)       $95    $97    $89     $42      $184   $139       $64      $59   ($12)     $6
Adjustments:  increase (decrease)
   Restructuring charge                                -      -      -       -         -      -         -        -     (1)      -
   Healthcare restructuring and integration charge     -     (5)     -     (75)        -    (80)        -        -      -       -
   Tax and other account reviews                       -      2      -      (8)        -     (6)        -        5      -       -
                                                   --------------------------------------------------------------------------------
Operating income (loss) as published                  95     94     89     (41)      184     53        64       64    (13)      6
                                                   --------------------------------------------------------------------------------
After-tax realized investment gains (losses)          (1)    15      -       -        (1)    15         6        7      2       1
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                    $94   $109    $89    ($41)     $183    $68       $70      $71   ($11)     $7
===================================================================================================================================

                                                                                                                         Diluted
                                                        Property &       Other                                          Earnings
                                                         Casualty      Operations      Corporate      Consolidated      Per Share
Three months ended December 31,                        1998   1997    1998    1997   1998    1997    1998     1997     1998    1997
                                                    -------------------------------------------------------------------------------
Operating income (loss) before adjustments (1)           $0    $49    $21     $42   ($22)   ($35)    $235     $260    $1.13   $1.18
Adjustments:  increase (decrease)
   Restructuring charge                                 (18)     -      -       -      -       -      (19)       -    (0.09)      -
   Healthcare restructuring and integration charge        -      -      -       -      -       -        -      (80)       -   (0.37)
   Tax and other account reviews                          -     (4)     -       7      -      (3)       -       (1)       -       -
                                                   --------------------------------------------------------------------------------
Operating income (loss) as published                    (18)    45     21      49    (22)    (38)     216      179     1.04    0.81
                                                   --------------------------------------------------------------------------------
After-tax realized investment gains (losses)             13     10      2      29      -      (1)      22       61     0.10    0.28
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                       ($5)   $55    $23     $78   ($22)   ($39)    $238     $240    $1.14   $1.09
===================================================================================================================================

                                                                                                       Employee
                                                                                                      Retirement      International
                                                          Employee Health Care, Life &                Benefits &      Life, Health
                                                               Disability Benefits                    Investment         & Emp.
                                                     Indemnity         HMOs           Total              Svcs.          Benefits
Year ended December 31,                             1998   1997    1998    1997     1998    1997     1998     1997    1998    1997
                                                   --------------------------------------------------------------------------------
Operating income (loss) before adjustments (1)      $314   $300   $303    $211      $617   $511      $248     $225    $18     $21
Adjustments:  increase (decrease)
   Gain on sale of business                            -      -      -       -         -      -         -        -      -       -
   Restructuring charge                                -      -      -       -         -      -         -        -     (1)      -
   Healthcare restructuring and integration charge     -     (5)     -     (75)        -    (80)        -        -      -       -
   Tax and other account reviews                       -      2      -      (8)        -     (6)        -        5      -       -
                                                   --------------------------------------------------------------------------------
Operating income (loss) as published                 314    297    303     128       617    425       248      230     17      21
                                                   --------------------------------------------------------------------------------
After-tax realized investment gains (losses)          54     17      -       -        54     17        25       15      -       2
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                   $368   $314   $303    $128      $671   $442      $273     $245    $17     $23
===================================================================================================================================


                                                                                                                        Diluted
                                                        Property &       Other                                          Earnings
                                                         Casualty      Operations      Corporate      Consolidated      Per Share
Year ended December 31,                                1998   1997    1998    1997   1998    1997    1998     1997     1998    1997
                                                    -------------------------------------------------------------------------------
Operating income (loss) before adjustments (1)          $88   $209   $111    $173   ($75)   ($87)  $1,007   $1,052    $4.72   $4.73
Adjustments:  increase (decrease)
   Gain on sale of business                               -      -    202       -      -       -      202        -     0.95       -
   Restructuring charge                                 (18)     -      -       -      -       -      (19)       -    (0.09)      -
   Healthcare restructuring and integration charge        -      -      -       -      -       -        -      (80)       -   (0.37)
   Tax and other account reviews                          -     (4)     -       7      -      (3)       -       (1)       -       -
                                                   --------------------------------------------------------------------------------
Operating income (loss) as published                     70    205    313     180    (75)    (90)   1,190      971     5.58    4.36
                                                   --------------------------------------------------------------------------------
After-tax realized investment gains (losses)             11     47      9      35      3      (1)     102      115     0.47    0.52
-----------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                                       $81   $252   $322    $215   ($72)   ($91)  $1,292   $1,086    $6.05   $4.88
===================================================================================================================================

(1) Operating income by segment (before adjustments) using the previous segment presentation is as follows (see Exhibit 3):

                                                 Three Months Ended                   Year Ended
                                                     December 31,                    December 31,
                                                =======================         =======================
                                                  1998            1997           1998             1997
                                                =======         =======         =======         =======
Employee Life and Health Benefits               $   184         $   139         $   616         $   510
Employee Retirement and Savings Benefits             59              56             230             216
Individual Financial Services                        33              52             151             198
Property and Casualty                               (12)             55             106             230
Other Operations                                    (29)            (42)            (96)           (102)
-------------------------------------------------------------------------------------------------------
  Total                                         $   235         $   260         $ 1,007         $ 1,052
=======================================================================================================

                                                                      Exhibit 2
                                CIGNA Corporation
                                -----------------
                       Guide to New Segment Presentation
                       ---------------------------------

Previous Presentation
---------------------

Employee  Life and Health  Benefits  (EL&HB)
o Managed  medical  and dental care products
o Group indemnity  health  insurance and related services
o Group life, accident and disability insurance


Employee Retirement and Savings Benefits (ER&SB)
o Retirement and investment products and services


Individual Financial Services
o Individual life insurance and annuity business, including gains related to the sale of this business
o Corporate life insurance  (leveraged and  non-leveraged) business
o Life, accident and health reinsurance operations


Property and Casualty
o Commercial property-casualty, accident and health, and risk management services, including domestic (ongoing and run-off) and international operations
o International life, health and employee benefits services


Other Operations
o Settlement annuity business
o Certain new business initiatives
o Unallocated corporate income and expenses


New Presentation Effective for December 31, 1998
------------------------------------------------

Employee Health Care, Life and Disability Benefits
o No significant change from previous presentation for EL&HB


Employee Retirement Benefits and Investment Services
o New presentation for ER&SB also includes non-leveraged corporate life insurance business (previously reported in the Individual Financial Services segment)

Individual Financial Services
o Sale of individual life insurance and annuity business eliminates this segment


International Life, Health and Employee Benefits
o International life, health, and employee benefits services (previously included in the Property and Casualty segment)


Property and Casualty
o Commercial property-casualty, accident and health, and risk management services, including domestic (ongoing and run-off) and international operations
o In January 1999, CIGNA entered into an agreement to sell the businesses which comprise this segment


Other Operations
o Individual life insurance and annuity business, including gains related to the sale of this business
o Leveraged  corporate  life  insurance  business
o Life, accident  and health  reinsurance  operations
o Settlement annuity business
o Certain new business initiatives

Corporate
o Unallocated corporate income and expenses

                                                                                                                     Exhibit 3
CIGNA Corporation
Guide to New Segment Presentation (Excluding Specific Adjustments Noted on Exhibit 1)
======================================================================================
                                                                                   Three Months Ended              Year Ended
                                                                                      December 31,                December 31,
                                                                                   ==================          =================
                                                                                      1998     1997             1998       1997
                                                                                      ====     ====             ====       ====
OPERATING INCOME (LOSS) AFTER INCOME TAXES

Employee Health Care, Life and Disability Benefits (EHL&DB)
-----------------------------------------------------------
  Previous segment presentation                                                        $184      $139            $616      $510
  add: Business previously reported in IFS                                                -         -               1         1
                                                                                     ------    ------          ------    ------
    Total EHL&DB                                                                        184       139             617       511
                                                                                     ------    ------          ------    ------

Employee Retirement Benefits and Investment Services (ERB&IS)
-------------------------------------------------------------
  Previous segment presentation                                                          59        56             230       216
  add:  non-leveraged corporate life ins.  (previously reported in IFS)                   5         3              18         9 (A)
                                                                                     ------    ------          ------    ------
    Total ERB&IS                                                                         64        59             248       225
                                                                                     ------    ------          ------    ------

Individual Financial Services (IFS)  (no longer a segment)
----------------------------------------------------------
  Previous segment presentation                                                          33        52             151       198
  less:  IFS business now reported in EHL&DB                                              -         -              (1)       (1)
  less: non-leveraged corporate life ins. (now reported in ERB&IS)                       (5)       (3)            (18)       (9)(A)
  less: business sold (including gains in 1998; now reported in Other)                  (17)      (26)            (68)      (96)(B)
  less: Reinsurance and leveraged corporate life ins. (now reported in Other)           (11)      (23)            (64)      (92)(C)
                                                                                     ------    ------          ------    ------
    Total IFS                                                                             -         -               -         -
                                                                                     ------    ------          ------    ------

International Life, Health and Employee Benefits (new segment)                          (12)        6              18        21 (D)
--------------------------------------------------------------                       ------    ------          ------    ------

Property and Casualty (P&C)
---------------------------
  Previous segment presentation                                                         (12)       55             106       230
  less: International life, health and EB businesses (reported in new segment)           12        (6)            (18)      (21)(D)
                                                                                     ------    ------          ------    ------
    Total Property and Casualty                                                           0        49              88       209
                                                                                     ------    ------          ------    ------

Other Operations
----------------
  Previous segment presentation                                                         (29)      (42)            (96)     (102)
  add: IFS business sold (including gains in 1998; previously reported in IFS)           17        26              68        96 (B)
  add: Reinsurance and leveraged corporate life ins. (previously reported in IFS)        11        23              64        92 (C)
  less: unallocated corporate income and expenses (reported separately)                  22        35              75        87 (E)
                                                                                     ------    ------          ------    ------
    Total Other Operations                                                               21        42             111       173
                                                                                     ------    ------          ------    ------

Corporate (unalloc. corp. income and expenses; previously in Other)                     (22)      (35)            (75)      (87)(E)
-------------------------------------------------------------------                  ------    ------          ------    ------

  Total                                                                                $235      $260          $1,007    $1,052
===============================================================================================================================

Note: The alphabetical references in the far right column demonstrate the changes in segment presentation, i.e. (A) to (A), (B) to (B), etc.